UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	January 29, 2018

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 W. Franklin Street, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                         ☐

Item 1.01     Entry into a Material Definitive Agreement.
On April 28, 2015, Patrick Industries, Inc. (the "Company" or "Patrick"), Wells Fargo Bank, National Association, as the administrative agent (the "Administrative Agent") and the lenders party thereto (the "Lenders") entered into that certain Amended and Restated Credit Agreement (the "Credit Agreement") where the Lenders agree to make available to the Company a revolving credit facility.
On January 29, 2018, the Company entered into the Fifth Amendment to the Credit Agreement (the "Fifth Amendment") among the Company, Adorn Holdings, Inc., a Delaware corporation (the "Guarantor"), the Lenders and the Administrative Agent. The Fifth Amendment expands the credit facility to $500.0 million by expanding the revolving credit line by $50.0 million to $417.3 million from $367.3 million. The term loan repayment installments of approximately $3.9 million per quarter remain unchanged with the remaining balance due at maturity.
The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the actual agreement, which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference into this Report.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.
The information set forth under Item 1.01 above with respect to the Credit Agreement is incorporated herein by reference into this Section 2.03 of this Report.
Item 8.01    Other Events.
On January 30, 2018, Patrick Industries, Inc. (the “Company”) announced that its Board of Directors approved a new stock repurchase program for purchasing up to $50 million of the Company's common stock over the next 24 months. Share repurchases may be made from time to time in open market transactions at prevailing market prices, or in privately negotiated transactions or otherwise. The timing and amount of purchases under the program are discretionary and will be determined by management and the Board of Directors based upon market and business conditions, stock price and other factors. The repurchase of any shares under the new stock repurchase program will be subject to restrictions under insider trading laws and the Company’s self-imposed blackout periods, as well as the timing of the release of the Company’s financial results for the year ended December 31, 2017 and for subsequent fiscal periods. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods.
In addition, the Company announced that its previous stock repurchase program, which was originally announced in January 2016 (the “2016 Repurchase Plan”), expired in January 2018. The Company repurchased in the aggregate 75,153 shares under the 2016 Repurchase Plan at an average price of $31.25 per share for a total cost of approximately $2.35 million.

A copy of the press release announcing the new repurchase program is furnished herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits
Exhibit 10.1 -     Fifth Amendment, dated January 29, 2018, to the Amended and Restated Credit Agreement, dated as of April 28, 2015, among Patrick Industries, Inc., the Guarantor party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

Exhibit 99.1 -     Press Release issued January 30, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: January 31, 2018	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President - Finance and Chief Financial Officer